UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2020

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Exact name of registrant as specified in its charter)

MARYLAND	1-13232	84-1259577
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4582 SOUTH ULSTER STREET
SUITE 1700, DENVER, CO	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 757-8101

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Aimco Investment and Management Company Class A Common Stock	AIV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the exchange act.  ☐

ITEM 8.01.	Other Events.

Apartment Investment and Management Company (“Aimco”) announced today that 2020 property sales, including the previously announced California Joint Venture, generated taxable gains in excess of the company’s regular quarterly dividend. On October 21, 2020, the Board of Directors (the “Board”) of Aimco declared a special dividend payable to holders of Aimco’s common stock as of the close of business on November 4, 2020 (the “Record Date”) with an aggregate value of $8.20 multiplied by the number of outstanding shares of Aimco’s common stock on the Record Date (the “Dividend Value”), comprised of cash and Aimco common stock. The aggregate cash amount of the special dividend will be $0.82 per share (the “Cash Amount”). This amount includes Aimco’s regular quarterly cash dividend for the fourth quarter and accelerates into 2020 the payment of the first regular quarterly dividend for 2021. The aggregate value of Aimco common stock distributed pursuant to the special dividend will be determined by subtracting the Cash Amount from the Dividend Value (with the value of a share of Aimco common stock for this purpose to be determined based on the volume weighted average trading price of a share of Aimco common stock during the ten (10) trading day period ending at the close of business on November 24, 2020 (the “Valuation Period”)). The special dividend will be payable after the close of business on November 30, 2020, to stockholders of record as of the close of business on the Record Date. Stockholders will have the opportunity to elect to receive the special dividend in the form of all cash or all stock, subject to proration if either option is oversubscribed. Cash will be paid in lieu of fractional shares. Election materials will be sent to stockholders of record promptly after the Record Date. Stockholders who fail to return a properly completed election form before 5:00 p.m., Eastern Time, on November 20, 2020, will be deemed to have made an election to receive the special dividend in cash, subject to customary proration.

To neutralize the dilutive impact of the Aimco common stock issued in the special dividend, the Board also authorized a reverse stock split, which will be effective on November 30, 2020, immediately after the payment of the special dividend. The split ratio for the reverse stock split will be determined at a later date shortly after the Valuation Period. Total shares of Aimco common stock outstanding following completion of both the special dividend and the reverse stock split will be unchanged from the total shares outstanding immediately prior to the special dividend, however, some individual stockholders may have more Aimco shares, and some individual stockholders may have fewer Aimco shares, after the completion of both the special dividend and the reverse stock split, compared to before, based on their individual elections. The reverse split will ensure comparability of Aimco per share results before and after these transactions.

ITEM 9.01.	Financial Statements and Exhibits.

The following exhibits are furnished with this report:

Exhibit Number	Description

99.1	Press release dated October 23, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Registrant)

Date: October 23, 2020	By:	/s/ Paul Beldin
Paul Beldin
Executive Vice President and Chief Financial Officer